Exhibit 11

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
      For the Quarters Ended March 26, 1995 and March 27, 1994
                (in thousands, except per share data)

                                                    First Quarter
PRIMARY                                         1995             1994

Net earnings (loss) applicable
    to common shares                          $7,500         $(15,288)


Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                     81,713           81,630

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                  3,723              460

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                     (2,922)            (224)


                                              82,514           81,866

Primary earnings (loss) per common share        $.09            $(.19)


Exhibit 11 (continued)

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
       For the Quarters Ended March 26, 1995 and March 27,1994
                (in thousands, except per share data)

                                                    First Quarter
FULLY DILUTED                                  1995              1994

Net earnings (loss) applicable to
    common shares                            $7,500          $(15,288)


Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                    81,713            81,630

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                 4,210               460

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                    (3,270)             (224)


                                             82,653            81,866

Fully diluted earnings (loss)
    per common share                           $.09             $(.19)

Exhibit 11 (continued)

                 JAMES RIVER CORPORATION of Virginia

                  NOTES TO COMPUTATIONS OF EARNINGS
                              PER SHARE


      Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

      Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, and its Series P 9% Cumulative Convertible Preferred Stock. No conversions of any of the convertible preferred stocks have been assumed for the periods presented, as such conversions are not dilutive.